GENTOR COMPLETES A $200,000 CAPITAL INFUSION

Whitehall, Montana, July 31, 2007 - GENTOR RESOURCES INC. (the “Company”) is pleased to announce that it has conclude the private sale of 1,000,000 Units (as hereinafter defined) at a purchase price of US$0.20 per Unit for an aggregate purchase price of US$200,000.00.  Each Unit (each a “Unit”) consists of one (1) share of the $.0001 par value common stock of the Company (the “Common Stock”) and one (1) warrant (a “Warrant”) to purchase one (1) share of Common Stock.  The terms of the Warrant provide that the holder thereof is entitled to purchase one share (1) share of Common Stock at a purchase price of twenty five cents (US$0.25) per share of Common Stock at any time within twenty four (24) months subsequent to the date of the issuance of the Warrant.  Neither the Common Stock, the Warrants,  the Common Stock that underlies the Warrants nor the sale thereof have been registered under the Securities Act of 1933 (the “Act”) pursuant to applicable exemptions from registration available thereunder. Arnold T. Kondrat (“Kondrat”), the largest shareholder of the Company who, prior to the purchase of the Units, owned 11,250,000 shares of Common Stock of the Company, was the purchaser of the Units.

The Company is further pleased to announce that effective as of July 31, 2007, Kondrat has been appointed to serve as a member of the board of directors of the Company and as an Executive Vice President of the Company.

For further information contact Lloyd J. Bardswich, President and CEO, at (406) 287-3046.

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from those expressed or implied by such forward-looking statements.